Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Landsea Homes’ financial condition and results of operations for the fiscal years ended December 31, 2020, 2019 and 2018 should be read together with the consolidated financial statements and related notes of Landsea Homes’ that are included elsewhere in this document.

Statements regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are based upon our current expectations and involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in our Annual Report on Form 10-K. Actual results may differ materially from those contained in any forward-looking statements.

Consolidated Financial Data

The following table summarizes the results of operations for the years ended December 31, 2020, 2019, and 2018.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$734,608	$568,872	$347,828
Lot sales	—	62,116	30,789
Total revenue	734,608	630,988	378,617

Cost of sales
Home sales (including related party interest of $14,110, $15,526, and $8,978, respectively)	636,324	478,054	278,976
Inventory impairments	3,413	—	—
Lot sales (including related party interest of $0, $120, and $186, respectively)	—	53,475	27,328
Total cost of sales	639,737	531,529	306,304

Gross margin
Home sales	94,871	90,818	68,852
Lot sales	—	8,641	3,461
Total gross margin	94,871	99,459	72,313

Sales and marketing expenses	48,100	26,522	16,266
General and administrative expenses	42,598	34,884	26,313
Total operating expenses	90,698	61,406	42,579

Income from operations	4,173	38,053	29,734

Other income (expense), net	80	(1,602)	(993)
Interest expense	—	—	—
Equity in net (loss) income of unconsolidated joint ventures (including related party interest of $1,146, $1,908, and $4,095, respectively)	(16,418)	(7,901)	13,018
Impairment of real estate held for sale	—	—	(440)
Pretax (loss) income	(12,165)	28,550	41,319

(Benefit) provision for income taxes	(3,081)	6,159	4,613

Net (loss) income	(9,084)	22,391	36,706
Net (loss) income attributable to noncontrolling interests	(133)	5,191	7,522
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200	$29,184

Earnings (loss) per share:
Basic and diluted	$(8,951)	$17,200	$29,184

Weighted average shares outstanding:
Basic and diluted	1,000	1,000	1,000

Business Overview

We are a rapidly growing homebuilder focused on providing High Performance Homes that deliver energy efficient living in highly attractive geographies. Headquartered in Newport Beach, California, we primarily engage in the design, construction, marketing, and sale of suburban and urban single-family detached and attached homes in California, Arizona and Metro New York. While we offer a wide range of properties, we primarily focus on entry-level and first-time move-up homes. We maintain a conservative capital structure and we believe our markets are characterized by attractive long-term housing fundamentals.

Building on the global homebuilding experience and environmentally focused strategy of Landsea Green Properties Co., Ltd. (“Landsea Green”), who indirectly owns 100% of our largest stockholder Landsea Holdings Corporation (“Landsea Holdings”), we are driven by a pioneering commitment to sustainability. Drawing on new-home innovation and technology, including a partnership with a leading technology company, we are focused on sustainable, energy-efficient and environmentally friendly building practices that result in a lighter environmental impact, lower resource consumption and a reduced carbon footprint. The three pillars of our High Performance Homes platform are home automation, energy efficiency, and sustainability. These pillars are reflected in such features as WiFi mesh networking, smart light switches, smart door locks, smart thermostats, WiFi garage door openers, LED lighting and upgraded insulation. Our efficient home designs help reduce lumber, concrete, and building material waste on our jobsites.

Our communities are positioned in attractive markets like California and Arizona that, based on market conditions like low new home supply levels and high levels of employment relative to permits, are poised for growth. We are also prudently evaluating opportunities in new regional markets in which there is high demand and favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. We are committed to achieving among the highest standards in design, quality, and customer satisfaction and are a leader among our peers on several key operating and homebuilding metrics.

Our operations are organized into three reportable segments: Arizona, California, and Metro New York. Our Corporate operations are a non-operating segment to support our homebuilding operations by providing executive, finance, treasury, human resources, accounting and legal services.

Landsea Homes Incorporated (“LHI”, “we”, or the “Company”) was a wholly owned subsidiary of Landsea Holdings. Subsequent to year-end, on January 7, 2021, Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp. or “LF Capital”) consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger dated August 31, 2020 (the “Merger Agreement”), by and among LF Capital, LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of LF Capital (“Merger Sub”), LHI, and Landsea Holdings. As contemplated by the Merger Agreement and as described in LF Capital’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on November 23, 2020, Merger Sub was merged with and into LHI, with LHI continuing as the surviving corporation. The name of LF Capital was changed at that time to Landsea Homes Corporation. The name of LHI was also changed at that time to Landsea Homes US Corporation, which became a wholly owned subsidiary of Landsea Homes Corporation.

Results of Operations

During 2020, we continued our strategy of shifting our inventory and product to more affordable price points. During January 2020, we completed our second homebuilder acquisition in the Phoenix, Arizona market by purchasing 100% of the membership interests of Garrett Walker Homes (“Garrett Walker”). This acquisition adds to our strength in Arizona by virtue of an impressive management team of seasoned professionals with deep, local knowledge and a track record of impressive performance, coupled with an inventory of over 1,700 lots, primarily focused on entry-level homebuyers. The combination of our investments in the Arizona market and strong activity in the existing California market during 2020 resulted in a 29% year-over-year increase in home sales revenue and a 156% increase in homes delivered from 597 units in 2019 to 1,527 units in 2020. For 2019, homes delivered increased 107% from 289 units in 2018 to 597 units in 2019. The increase in home deliveries as compared to home sales revenue reflects the investment in communities at more affordable price points for a lower average selling price (“ASP”).

During the months of March, April and May 2020, our California and Metro New York operations were negatively impacted by the COVID-19 mandatory stay at home orders, which caused meaningful delays in our operations and in some communities prohibited us from delivering homes to our customers. The most restrictive of these Government orders were lifted during the third quarter and we saw a meaningful recovery in both orders and deliveries within our California segment.

Subject to deteriorating market conditions due to the impact from COVID-19, or other unforeseen obstacles, we believe our operations are well positioned for future growth as a result of the current land positions, our focus on the entry-level homebuyer, and our current liquidity. As we have grown, we have focused on maintaining prudent leverage levels with debt to capital ratio increasing to 33.3% as of December 31, 2020 compared to 24.6% as of December 31, 2019. As a result, we believe the strength of our balance sheet and operating platform have positioned us to execute our growth strategy and optimize stockholder returns.

We anticipate the homebuilding markets in each of our reportable segments to continue to be tied to both the local economy and the macro-economic environment. Accordingly, net orders, home deliveries, and ASP’s in future years could be negatively affected by economic conditions, such as decreases in employment and median household incomes, as well as decreases in household formations and increasing supply of inventories. Additionally, results could be impacted by a decrease in home affordability as a result of price appreciation, increases in mortgage interest rates, or tightening of mortgage lending standards. The spread of COVID-19 around the world in the first quarter of 2020 and its effects throughout the year caused significant volatility in the U.S. market. There remains significant uncertainty around the breadth and duration of business disruptions related to COVID-19 even as vaccine distribution is implemented throughout the nation. Continuing impacts from COVID-19, including fiscal, political, and societal reactions to the effects of the virus, will continue to impact the U.S. economy and, as such, we are unable to determine whether it will continue to have a material impact on our operations.

Strategy

The Company’s strategy is focused on maximizing shareholder returns through profitability and efficiency, while balancing appropriate amounts of leverage. In general, we are focused on the following long-term strategic objectives:

•	Expand community count in current markets and enhance operating returns
•	Maintain an appropriate supply of lots
•	Continue to focus on entry-level product offerings
•	Continue geographic expansion and diversification into new markets
•	Leverage our existing selling, general, and administrative base to enhance shareholder returns and profitability
•	Become a top-ten homebuilder in the United States

Non-GAAP Financial Measures

Non-GAAP financial measures are defined as numerical measures of a company’s performance that exclude or include amounts so as to be different than the most comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

We present non-GAAP financial measures to enhance an investor’s evaluation of the ongoing operating results and to facilitate meaningful comparisons of the results between periods. Management uses these non-GAAP measures to evaluate the ongoing operations and for internal planning and forecasting.

Results of Operations and Assets by Segment

	Year Ended December 31,
	2020	2019	2018
Pretax (loss) income	(dollars in thousands)
Arizona	$9,325	$(3,927)	$(547)
California	10,131	53,019	38,840
Metro New York	(19,764)	(13,225)	8,631
Corporate	(11,857)	(7,317)	(5,605)
Total	$(12,165)	$28,550	$41,319

	December 31,
	2020	2019
Assets	(dollars in thousands)
Arizona	$268,141	$100,086
California	409,705	542,774
Metro New York	120,168	153,123
Corporate	97,750	43,234
Total	$895,764	$839,217

Our Arizona segment recorded pretax income for the first time during the year December 31, 2020 as a result of the acquisition of Pinnacle West in June 2019 and the acquisition of Garrett Walker in January 2020. This significantly grew our asset base in Arizona at the same time. Prior to the acquisitions, in 2018 and early 2019, Arizona had several communities in various stages of development incurring customary startup costs and general and administrative expenses.

California pretax income for the year ended December 31, 2020 decreased primarily due to a 22% decrease in home sales revenues, mainly from the close-out of certain communities with unusually high ASPs in 2019, the delays imposed by COVID-19, and inventory impairments, which amounted to $3.4 million. We expect this trend to reverse in 2021 as dollar value of orders increased 32% for the year ended December 31, 2020 compared to 2019 and the dollar value of our backlog as of December 31, 2020 is up 237% compared to December 31, 2019. For the year ended December 31, 2019, the amount of pretax income increased over 2018 due to the increase in home sales revenues. The total assets of California decreased during 2020 as we began to shift to homes with lower ASPs and reallocated some capital to the Arizona segment.

The Metro New York segment experienced a large shift in pretax loss in 2020 as compared to 2019 due to an impairment of $27.1 million at the Avora unconsolidated joint venture resulting from delays due to COVID-19, increased market competition, and pricing pressure. Our share of the impairment included in pretax (loss) income based on ownership percentage was $13.8 million. Our 2018 pretax income included the substantial closeout of the Boston Point unconsolidated joint venture which generated a meaningful amount of income as a majority of the units and a retail space associated with that project were delivered.

We have also identified our Corporate operations as a non-operating segment, as it serves to support the business’s operations through functional departments such as executive, finance, treasury, human resources, accounting and legal. The majority of the corporate personnel and resources are primarily dedicated to activities relating to the business’s operations and are allocated accordingly.

Home Deliveries and Home Sales Revenue

Changes in home sales revenue are the result of changes in the number of homes delivered and the ASP of those delivered homes. Commentary on significant changes for each of the segments in these metrics is provided below.

	Year Ended December 31,
	2020			2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	1,104	$320,691	$290	133	$40,024	$301	730%	701%	(4)%
California	423	413,917	979	464	528,848	1,140	(9)%	(22)%	(14)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	1,527	$734,608	$481	597	$568,872	$953	156%	29%	(50)%

	Year Ended December 31,
	2019			2018			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	133	$40,024	$301	—	$—	$—	N/A	N/A	N/A
California	464	528,848	1,140	289	347,828	1,204	61%	52%	(5)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	597	$568,872	$953	289	$347,828	$1,204	107%	64%	(21)%

The Arizona segment began delivering homes in June 2019 in connection with the acquisition of Pinnacle West and continued to grow from the acquisition of Garrett Walker in January 2020. During 2020, the Arizona segment delivered 1,104 homes with an ASP of $0.3 million and generated $320.7 million in home sales revenue. We began acquiring land and development activities in Arizona during 2018 and did not deliver any homes for the year ended December 31, 2018.

For the year ended December 31, 2020, the year-over-year decrease in home sales revenue and deliveries in the California segment of 22% and 9%, respectively, was primarily the result of COVID-19 induced shutdowns which slowed construction and sales, particularly during the second quarter. The decrease in ASP was the result of a different mix of communities delivering with lower price points consistent with our strategy of delivering homes with more affordable price point offerings.

The Metro New York segment has not yet delivered any homes, other than those through unconsolidated joint ventures. Therefore, there are no home sale revenues or deliveries for the years ended December 31, 2020, 2019 and 2018.

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). We believe the above information is meaningful as it isolates the impact that indebtedness, impairments and acquisitions have on our gross margins and allows for comparability to previous periods and our competitors. See “Critical Accounting Policies” below and Note 3 - Business Combinations within the accompanying notes to the consolidated financial statements for additional discussion regarding acquired work in process inventory.

	Year Ended December 31,
	2020	%	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$734,608	100.0%	$568,872	100.0%	$347,828	100.0%
Cost of home sales	639,737	87.1%	478,054	84.0%	278,976	80.2%
Home sales gross margin	94,871	12.9%	90,818	16.0%	68,852	19.8%
Add: Interest in cost of home sales	37,926	5.2%	40,262	7.1%	16,074	4.6%
Add: Inventory impairments	3,413	0.5%	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments (1)	136,210	18.5%	131,080	23.0%	84,926	24.4%
Add: Purchase price accounting for acquired inventory	15,519	2.1%	2,874	0.5%	—	—%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory (1)	$151,729	20.7%	$133,954	23.5%	$84,926	24.4%
(1)	This non-GAAP financial measure should not be used as a substitute for the Company’s operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

Home sales gross margin percentage decreased from 16.0% for the year ended December 31, 2019 to 12.9% for the year ended December 31, 2020 primarily due the purchase accounting adjustments for acquired inventory and an inventory impairment in the year ended December 31, 2020. Purchase accounting for acquired inventory began in June 2019 due to the acquisition of Pinnacle West and increased in 2020 due to the acquisition of Garrett Walker.

Adjusted home sales gross margin excluding interest, inventory impairments and purchase price accounting for acquired inventory decreased from 23.5% for the year ended December 31, 2019 to 20.7% for the year ended December 31, 2020 primarily due to a higher level of incentives offered during the second quarter of 2020 to sell standing inventory units and strengthen the balance sheet during the delays caused by COVID-19.

Home sales gross margin percentage decreased from 19.8% for the year ended December 31, 2018 to 16.0% for the year ended December 31, 2019 primarily due to higher interest costs and purchase accounting adjustments for acquired inventory.

Lot Sales

Lot sales revenue and gross margin can vary significantly between reporting periods based on (1) the number of lots sold, and (2) the percentage of completion related to the development activities required as part of the lot sales contracts. For the years ended December 31, 2020, 2019 and 2018, the California segment sold 0, 66, and 19 lots, respectively, and recognized $0.0 million, $62.1 million and $30.8 million in lot sales revenue, respectively. All lot sales to date have been in the California segment and the revenue related to these sales was fully recognized as of December 31, 2019. The change in lot sales revenue during 2019 compared to 2018 is attributable to the increase in number of lots sold and a greater percentage of completion on all lots sold inception to date.

Selling, General, and Administrative Expenses

	Year Ended December 31,			As a Percentage of Home Sales Revenue
	2020	2019	2018	2020	2019	2018
	(dollars in thousands)
Sales and marketing expenses	$48,100	$26,522	$16,266	6.5%	4.7%	4.7%
General and administrative expenses	42,598	34,884	26,313	5.8%	6.1%	7.6%
Total operating expenses	$90,698	$61,406	$42,579	12.3%	10.8%	12.3%

During 2020, the selling, general, and administrative (“SG&A”) expense rate, as a percentage of home sales revenue, was 12.3%, up from 2019. This increase was primarily due to additional home closing costs associated with home deliveries with lower ASPs. The increase in total SG&A expenses was primarily due to (1) an increase in commissions and closing costs resulting from an increase in home sales revenues, (2) an increase in selling and marketing efforts due to an increased number of selling communities, (3) an increase in compensation and personnel related expenses as a result of higher headcount to support the growth, and (4) $0.7 million in transaction expenses from the acquisition of Garrett Walker during 2020.

During 2019, the SG&A rate as a percentage of home sales revenue was 10.8%, and improved from 12.3% in 2018 due to the increase in home sales revenue. During 2018, revenue was 64% lower than 2019, but the SG&A expenses were ramping up to support the level of growth and deliveries that were expected to occur in 2019 and 2020. Similar to 2020, the increases in total SG&A expenses from 2018 to 2019 related to increased selling costs due to higher revenues, selling communities and headcount.

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

Changes in the dollar value of net new orders are impacted by changes in the number of net new orders and the average selling price of those homes. Monthly Absorption Rate is calculated as total net new orders per period, divided by the average active communities during the period, divided by the number of months per period.

	Year Ended December 31,
	2020				2019				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona (¹)	1,283	$402,338	$314	5.7	104	$31,192	$300	2.6	1,134%	1,190%	5%	119%
California	608	566,078	931	4.4	376	430,133	1,144	2.7	62%	32%	(19%)	63%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	1,891	$968,416	$512	5.2	480	$461,325	$961	2.7	294%	110%	(47)%	93%
(1)	Monthly Absorption Rate for Arizona in 2019 is based on seven months for the time subsequent to the acquisition of Pinnacle West in June 2019.

	Year Ended December 31,
	2019				2018				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	104	$31,192	$300	2.6	—	$—	$—	—	N/A	N/A	N/A	N/A
California	376	430,133	1,144	2.7	333	376,605	1,131	3.7	13%	14%	1%	(27)%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	480	$461,325	$961	2.7	333	$376,605	$1,131	3.7	44%	22%	(15)%	(27)%

Net new home orders increased dramatically in 2020 due to an increase in active communities, which was fueled by the acquisition of Garrett Walker in addition to several of our first communities in Arizona opening for sale during the same period. We did not have any actively selling communities in Arizona during 2019 until we purchased Pinnacle West in June 2019.

For the year-ended December 31, 2020, the increase in net new orders in California was primarily due to an increase in the monthly absorption rate, which was driven by entry-level communities that sold at a much faster pace.

The Metro New York segment has not yet sold or delivered any homes, other than those through unconsolidated joint ventures. The consolidated projects within this segment remain in various stages of construction and as of December 31, 2020 had not yet opened for sale.

Average Selling Communities

Average selling communities is the sum of communities actively selling each month, divided by the total months in the calculation period.

	Year Ended December 31,
	2020	% Change	2019	% Change	2018
Arizona	18.8	N/A	5.7	N/A	—
California	11.6	(2)%	11.8	55%	7.6
Metro New York	—	N/A	—	N/A	—
Total	30.4	74%	17.5	130%	7.6
(1)	Average selling communities calculations for Arizona in 2019 are based on seven months, for the time subsequent to the acquisition of Pinnacle West in June 2019.

Backlog

Backlog reflects the number of homes, net of cancellations, for which we have entered into a sales contract with a customer but have not yet delivered the home.

	December 31, 2020			December 31, 2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	508	$172,932	$340	64	$19,700	$308	694%	778%	10%
California	242	216,410	894	57	64,255	1,127	325%	237%	(21)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	750	$389,342	$519	121	$83,955	$694	520%	364%	(25)%

The increase in the number of backlog homes and value as of December 31, 2020 as compared to December 31, 2019 is primarily attributable to a greater number of home sales in the Arizona segment following the acquisition of Garrett Walker. The increase in backlog homes and value in California is primarily due to the increase in orders resulting from newer entry-level communities that sold at a much faster pace.

Lots Owned or Controlled

The table below summarizes lots owned or controlled by reportable segment as of the dates presented. Lots controlled includes lots where we have placed a deposit and have a signed purchase contract or rolling option contract.

	December 31, 2020			December 31, 2019
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	3,094	1,770	4,864	645	2,596	3,241	50%
California	1,104	662	1,766	923	490	1,413	25%
Metro New York	50	—	50	70	—	70	(29)%
Total	4,248	2,432	6,680	1,638	3,086	4,724	41%

The total lots owned and controlled at December 31, 2020 were up 41% from December 31, 2019, primarily due to the continued expansion into Arizona and continued investment in California. During 2020, we purchased Garrett Walker, which added approximately 1,750 lots to the Arizona portfolio.

Equity in Net Income (Loss) of Unconsolidated Joint Ventures

As of December 31, 2020, 2019, and 2018, we held membership interests in two unconsolidated joint ventures related to homebuilding activities, both of which are part of the Metro New York segment. As of December 31, 2020, the joint venture LS-NJ Port Imperial JV LLC (“Avora”) had active homebuilding activities with orders and deliveries, while the other LS-Boston-Point LLC (“Boston Point”) was effectively closed out with only customary post-closing, warranty-related activities remaining.

Our share of joint venture loss for the year ended December 31, 2020 was $16.4 million, compared to a loss of $7.9 million for the year ended December 31, 2019, and income of $13.0 million for the year ended December 31, 2018. The Company’s joint venture loss in 2020 and 2019 was due to impairment charges of $27.1 million and $5.8 million taken by the Avora joint venture in June 2020 and 2019, respectively. The impairment charge in 2020 was primarily a result of slowing orders during COVID-19. In both 2020 and 2019, the impairment charges were also due to increased competition from neighboring communities, and weaker pricing than expected. During 2018, the majority of the units and a retail space from the Boston Point joint venture were delivered and generated a meaningful amount of income.

The following sets forth supplemental operational and financial information about the unconsolidated joint ventures. Such information is not included in the financial data for GAAP purposes, but is reflected in the results as a component of equity in net income (loss) of unconsolidated joint ventures. This data is included for informational purposes only.

	Year Ended December 31,
	2020	2019	2018
Unconsolidated Joint Ventures Operational Data	(dollars in thousands)
Net new home orders	31	61	46
New homes delivered	33	60	161
Selling communities at end of period	1	1	2
Backlog (dollar value)	$5,024	$5,772	$6,523
Backlog (homes)	4	6	5
Units owned and controlled	39	72	132

Other Income (Expense), net

For the year ended December 31, 2020, other income, net was $0.1 million compared to other expense, net of $1.6 million for the same period in 2019. The amount of other expenses for the year ended December 31, 2020 was significantly lower than 2019 primarily due to the absence of certain costs associated with one of our consolidated joint ventures which finished selling out its underlying homes during 2019.

For the year ended December 31, 2019, other expense, net was $1.6 million compared to other expense, net of $1.0 million for the year ended December 31, 2018. The amount for the year ended December 31, 2019 primarily related to (1) an increase in project investigation costs for communities that ultimately were not acquired and written off, and (2) a slight increase in overhead fees paid to noncontrolling interests.

(Benefit) Provision for Income Taxes

The (benefit) provision for income taxes is primarily influenced by (1) changes in the amount of pretax income (loss), (2) changes in the amount of income (loss) attributable to noncontrolling interests that are included in pretax income (loss), (3) the reversal of valuation allowances related to deferred tax assets, (4) income tax credits, or (5) changes in federal and state statutory income tax rates. The income tax benefit for the year ended December 31, 2020 was $3.1 million, as compared to a provision of $6.2 million and $4.6 million for the years ended December 31, 2019 and 2018, respectively. The effective tax rate for the year ended December 31, 2020 was 25.3%, and was different from the federal statutory rate primarily due to state income taxes net of federal income tax benefits and prior year true-ups, partially offset by the energy efficient home credit. The federal energy efficient home credit provides eligible contractors a federal income tax credit of $2,000 for each home delivered that meets the energy saving and certification requirements under the statute. At the end of 2020, we concluded that 423 homes delivered during the year were eligible for the tax credit, providing a benefit of $0.8 million for the year ended December 31, 2020.

The effective tax rate for the year ended December 31, 2019 was 21.6%, and was different from the federal statutory rate primarily due to state income taxes net of federal income tax benefits, partially offset by the energy efficient home credit. The effective tax rate for the year ended December 31, 2018 was 11.2%, and was different from the federal statutory rate primarily due to the release of a valuation allowance and state income taxes net of federal income tax benefits. During the year ended December 31, 2018, we released a valuation allowance of $8.2 million related to the deferred tax asset that was established the previous year.

Critical Accounting Policies

Critical accounting estimates are those that we believe are both significant and that require the Company to make difficult, subjective or complex judgments, often because we need to estimate the effect of inherently uncertain matters. We base estimates and judgments on historical experiences and various other factors that we believe to be appropriate under the circumstances. Actual results may differ from these estimates, and the estimates included in the financial statements might be impacted if we used different assumptions or conditions. The significant accounting policies are outlined in Note 2 - Summary of Significant Accounting Policies to the consolidated financial statements. The following are accounting policies that we believe are critical because of the significance of the activity to which they relate or because they require the use of significant estimates, judgments and/or other assumptions in their application. Management believes that the following accounting policies are among the most important to the portrayal of the financial condition and results of operations and require among the most difficult, subjective or complex judgments.

Revenue Recognition

Effective January 1, 2018, we adopted the requirements of Accounting Standards Codification (“ASC”) 606 under the modified retrospective method. Under ASC 606, we recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To do this, we perform the following five steps as outlined in ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation.

Home Sales and Profit Recognition

In accordance with ASC 606, home sales revenue is recognized when performance obligations within the underlying sales contracts are fulfilled. We consider obligations fulfilled when closing conditions are complete, title has transferred to the homebuyer, and collection of the purchase price is probable. Sales incentives are recorded as a reduction of revenues when the respective home is closed. The profit we record is based on the calculation of cost of sales, which is dependent on the estimate of total cost. When it is determined that the performance obligation is not satisfied, the related revenue and profit are deferred for recognition in future periods.

Lot Sales and Profit Recognition

In accordance with ASC 606, revenues from lot sales are recorded and a profit is recognized when performance obligations are satisfied, which includes transferring a promised good or service to a customer. Lot sales are recognized when all conditions of escrow are met, including delivery of the real estate asset in the agreed-upon condition, passage of title, receipt of appropriate consideration, and collection of associated receivables, if any, is probable, and other applicable criteria are met. Sales incentives are a reduction of revenues when the respective lot sale is recognized. Based upon the terms of the agreement, when it is determined that the performance obligation is not satisfied, the sale and the related profit are deferred for recognition in future periods.

Under the terms of certain lot sale contracts, we are obligated to perform certain development activities after the close of escrow. Due to this continuing involvement, we recognize lot sales under the percentage of-completion method, whereby revenue is recognized in proportion to total costs incurred divided by total costs expected to be incurred. As of December 31, 2020 and 2019, we had no deferred revenue from lot sales. We recognize these amounts as development progresses. During 2019, we recognized $15.9 million of deferred revenue from lot sales in prior years.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition costs, land deposits, land, development, and other allocated costs, including interest, property taxes, and indirect construction costs to real estate inventories. Pre-acquisition costs, including non-refundable land deposits, are expensed to other (expense) income, net, if we determine continuation of the prospective project is not probable.

Land, development, and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. If the relative-sales-value-method is impracticable, costs are allocated based on area methods (such as square footage or lot size) or other value methods as appropriate under the circumstances. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the estimated total construction costs of each home at completion and an allocation of all applicable land acquisition, land development, and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each project. Changes in estimated development and common costs are allocated prospectively to remaining homes in the project.

In accordance with ASC 360, Property, Plant and Equipment, inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. We review each real estate asset on a periodic basis or whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs significantly in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, we perform a detailed budget and cash flow review of the applicable real estate inventories to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset’s carrying value. If the undiscounted estimated future cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted estimated future cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value. Fair value is measured in accordance with ASC 820, Fair Value Measurements and Disclosures.

When estimating undiscounted future cash flows of a project, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by the Company or other builders in other projects, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the project, assumptions could have a significant impact on the projected cash flow analysis. For example, if the objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase the velocity of sales. These objectives may vary significantly from project to project and over time.

If real estate assets are considered impaired, the impairment adjustments are calculated by determining the amount the asset’s carrying value exceeds its fair value in accordance with ASC 820. We calculate the fair value of real estate projects by using either a land residual value analysis or a discounted cash flow analysis. Under the land residual value analysis, we estimate what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate operating margin and return. Under the discounted cash flow method, the fair value is determined by calculating the present value of future cash flows using a risk adjusted discount rate. Critical assumptions that are included as part of these analysis include estimating future housing revenues, sales absorption rates, land development, construction and related carrying costs (including future capitalized interest), and all direct selling and marketing costs. This evaluation and the assumptions used by us to determine future estimated cash flows and fair value require a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer in duration. Actual revenues, costs and time to complete and sell a community could vary from these estimates, which could impact the calculation of fair value of the asset and the corresponding amount of impairment that is recorded in the results of operations.

For the year ended December 31, 2020 we recognized real estate inventory impairments of $3.4 million related to two communities in our California segment. For the years ended December 31, 2019 and 2018, no inventory impairments were recorded.

Warranty Accrual

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon our historical rates of warranty claims. We also consider historical experience of peers due to our limited history related to homebuilding sales. We assess the adequacy of the warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. The warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and adjustments to the warranty accrual are recorded through cost of sales.

Income Taxes

We record income taxes in accordance with ASC 740, Income Taxes, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid.

Each year we assess the deferred tax asset to determine whether all or any portion of the asset is more likely than not (defined as a likelihood of more than 50%) unrealizable under ASC 740, Income Taxes. We are required to establish a valuation allowance for any portion of the tax asset determined to be more likely than not unrealizable. Our assessment considers, among other things, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, the duration of statutory carryforward periods, utilization experience with net operating losses and tax credit carryforwards and the planning alternatives, to the extent these items are applicable. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which the differences become deductible. The value of deferred tax assets will depend on applicable income tax rates. Judgment is required in determining the future tax consequences of events that have been recognized in the Company’s consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on the consolidated financial statements.

We account for income taxes in accordance with ASC 740 which requires recognition of deferred tax assets and liabilities at enacted income tax rates for the temporary differences between the financial reporting bases and the tax bases of its assets and liabilities. Any effects of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset. In addition, when it is more likely than not that a tax position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, we measure the amount of tax benefit from the position and record the largest amount of tax benefit that is more likely than not of being realized after settlement with a tax authority. Our policy is to recognize interest to be paid on an underpayment of income taxes in interest expense and any related statutory penalties in the provision for income taxes on the consolidated statements of operations.

Goodwill

We evaluate goodwill for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other, on an annual basis in the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We use a two step process to assess whether or not goodwill can be realized. The first step is a qualitative assessment that analyzes current economic indicators associated with a particular reporting unit. For example, we analyze changes in economic, market and industry conditions, business strategy, cost factors, and financial performance, among others, to determine if there would be a significant decline to the fair value of a particular reporting unit. If the qualitative assessment indicates a stable or improved fair value, no further testing is required.

If a qualitative assessment indicates that a significant decline to fair value of a reporting unit is more likely than not, or if a reporting unit’s fair value has historically been closer to its carrying value, we will proceed to the second step where we calculate the fair value of a reporting unit based on discounted future cash flows. If this step indicates that the carrying value of a reporting unit is in excess of its fair value, we will recognize an impairment equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

Business Combinations

We account for business combinations in accordance with ASC 805, Business Combinations, if the acquired assets assumed and liabilities incurred constitute a business. We consider acquired companies to constitute a business if the acquired net assets and processes have the ability to create outputs in the form of revenue. For acquired companies constituting a business, we recognize the identifiable assets acquired and liabilities assumed at their acquisition-date fair values and recognize any excess of total consideration paid over the fair value of the identifiable assets as goodwill.

Liquidity and Capital Resources

Overview

As of December 31, 2020, we had $110.0 million of cash, cash equivalents, and restricted cash, a $46.3 million decrease from December 31, 2019, primarily due to the Garrett Walker acquisition and an increase in land acquisition spend partially offset by an increase in home sales revenues. Subsequent to year-end, on January 7, 2021 we completed the previously announced merger with LF Capital and received net cash of approximately $60 million in connection with the Merger.

Our principal sources of capital are cash generated from home and land sales activities, borrowing from credit facilities and distributions from unconsolidated joint ventures. Our principal uses of capital are land purchases, land development, home construction, repayments on credit facilities, the acquisition of other homebuilders, and the payment of routine liabilities.

Cash flows for each of our communities depend on the stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping, and other amenities. Because these costs are a component of inventory and not recognized in the consolidated statements of operations until a home closes, we incur significant cash outlays prior to the recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. From a liquidity standpoint, we are actively acquiring and developing lots in our markets to maintain and grow lot supply and active selling communities. As we continue to expand our business, we expect that cash outlays for land purchases and land development to increase our lot inventory will continue to exceed cash generated by operations.

We expect to generate cash from the sale of inventory including unsold and presold homes under construction. After making required loan repayments under various credit facilities, we intend to re-deploy the cash generated from the sale of inventory to acquire and develop strategic, well-positioned lots that represent opportunities to generate future income and cash flows by allocating capital to best position us for long-term success.

We intend to utilize debt as part of ongoing financial strategy, coupled with redeployment of cash flows from operations, to finance our business. As of December 31, 2020, we had outstanding borrowings of $272.3 million in aggregate principal related to our notes and other debts payable. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the market value of our assets and the ability of particular assets, and our Company as a whole, to generate cash flow to cover the expected debt service. In addition, our credit facilities contain certain financial covenants, among others, that limit the amount of leverage we can maintain, as well as minimum tangible net worth and liquidity requirements.

We believe that we will be able to fund current and foreseeable liquidity needs with cash on hand, cash generated from operations, and cash expected to be available from credit facilities or through accessing debt or equity capital as needed.

Credit Facilities

The Company has a secured line of credit (“LOC”) with total commitments of $195.0 million and a maturity date of February 2024. The LOC has a variable interest rate of Prime plus 1.25% with a floor of 5.50%. As of December 31, 2020, the interest rate was 5.50%. As of December 31, 2020, the total available amount under the credit facility based on the collateral within the LOC was $86.8 million, subject to customary borrowing base requirements, of which there was $65.5 million outstanding, compared to $8.7 million outstanding as of December 31, 2019. The increase in the outstanding balance of the LOC related to the high volume of deliveries, and paydowns on the LOC, during the month of December 2019.

In connection with the acquisition of Garrett Walker, we entered into an additional $75.0 million line of credit (“LOC2”) with a bank, that was later expanded to $100.0 million. On the date of acquisition, we drew $70.0 million from the LOC2. The LOC2 has an interest rate of Prime plus 1.00% with a floor of 5.25% and matures in January 2024. As of December 31, 2020, the total available amount under the LOC2 based on the borrowing base was $100.0 million, subject to customary borrowing base requirements, of which there was $74.6 million outstanding.

We had a total of $67.8 million in project specific construction, secured loan agreements (“Project Debt”) outstanding as of December 31, 2020 with various banks, and maturity dates extending from June 2022 through December 2023. The maturity dates of the Project Debt generally coincide with the estimated completion dates of the underlying communities and collateral. The Project Debt has variable interest rates based on Prime or LIBOR and as of December 31, 2020, ranged from 4.00% to 5.50%. In 2018, we assumed two loans from a third-party land seller in connection with the acquisition of real estate inventories. Both loans have a variable interest rate of LIBOR plus 6.50% with a floor of 8.25%. As of December 31, 2020, the interest rate on both loans was 8.25%.

We have various EB-5 notes payable totaling $59.2 million as of December 31, 2020 with maturity dates ranging from February 2021 to June 2023 that are also generally tied to the estimated completion dates of the associated communities. The loans have fixed interest rates of 4.00% to 6.00%.

We also received a Paycheck Protection Program (“PPP”) loan during the second quarter of 2020 in the amount of $4.3 million. The PPP Note matures on April 2022 and bears interest at a rate of 1.00% per annum. We fully utilized the proceeds from this loan to satisfy certain payroll and benefit obligations and have applied for relief of the full amount of the loan under the PPP.

Letters of Credit and Performance Bonds

In the normal course of business, we post letters of credit and performance bonds related to land development performance obligations with local municipalities. As of December 31, 2020 and December 31, 2019, we had $78.0 million and $61.0 million, respectively, in letters of credit and performance bonds issued and outstanding. Although significant development and construction activities have been completed related to the improvements at these sites, the letters of credit and performance bonds are generally not released until all development and construction activities are completed.

Financial Covenants

Our loans have certain financial covenants, including requirements to maintain a minimum liquidity balance, minimum tangible net worth, gross profit margin, leverage and interest coverage ratios. See the table below for the covenant calculations.

	December 31, 2020
Financial Covenants	Actual	Covenant Requirement
	(dollars in thousands)
Minimum Liquidity Covenant	$105,778	$40,000
Interest Coverage Ratio - EBITDA to Interest Incurred (1)	2.42	1
Tangible Net Worth	$588,702	$189,832
Maximum Leverage Ratio (2)	34.3%	<75%
Annual Gross Margin	12.9%	11.0%
Annual Net Margin (3)	4.8%	3.5%
(1)	Calculation is based on EBITDA.
(2)	Calculation is combined debt minus subordinated debt divided by total capitalization. The subordinated debt consists of EB-5 financing.
(3)	Calculation is pre-tax and includes addbacks for previously capitalized related party interest in cost of sales, equity in net loss of unconsolidated joint ventures, acquisition related transaction costs, and amortization of purchase price accounting for acquired inventory.

The loan agreements also contain certain restrictive covenants, including limitations on incurrence of other indebtedness, liens, dividends and other distributions, asset dispositions, investments, and limitations on fundamental changes. The agreements contain customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitments and permit the lender to accelerate payment on outstanding borrowings. These events of default include nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; change in control; and certain bankruptcy and other insolvency events. As of December 31, 2020, we were in compliance with all covenants.

Cash Flows—Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

For the years ended December 31, 2020 and December 31, 2019, the comparison of cash flows is as follows:

•	Net cash provided by operating activities decreased to $13.6 million during the year ended December 31, 2020 compared to $106.0 million during 2019. The decrease in net cash flows from operating activities was primarily due to cash paid to increase in real estate inventories by $19.9 million for the year ended December 31, 2020, compared to net cash provided by real estate inventories of $94.4 million during the year ended December 31, 2019. This difference was the result of increased land acquisitions and construction costs related to a higher number of active communities in 2020.

•	Net cash used in investing activities was $125.1 million during the year ended December 31, 2020, compared to $22.5 million cash used in investing activities during the same period in 2019. The increase primarily relates to the business acquisition of Garrett Walker, which resulted in cash used, net of cash acquired, totaling $128.5 million, compared to $23.6 million used in the acquisition of Pinnacle West in 2019. During the year ended December 31, 2020 the cash provided from distributions from unconsolidated joint ventures was $5.2 million, compared to $1.7 million for the same period in 2019. The increase is related to the Avora joint venture, which has paid off all of its debt and began to make distributions in December 2020.

•	Net cash provided by financing activities was $65.2 million during the year ended December 31, 2020, compared to net cash used in financing activities of $46.8 million during the same period in 2019. The increase in cash provided by financing activities is due to a net increase in cash from notes and other debts payable of $94.4 million, compared to a net decrease in cash of $19.6 million in 2019. The increase was primarily the result of the new LOC2 loan we entered into in connection with the Garrett Walker acquisition. The activity in notes and other debts payable was partially offset by a $15.4 million distribution to noncontrolling interests. In addition, we completed the final repayments totaling $41.7 million on a land bank arrangement in 2019 and had no comparable payment during the year ended December 31, 2020.

Cash Flows—Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

For the years ended December 31, 2019 and December 31, 2018, the comparison of cash flows is as follows:

•	Net cash provided by operating activities increased to $106.0 million during the year ended December 31, 2019 compared to net cash used of $14.6 million during the same period in 2018. The increase in cash flows from operating activities was primarily due to real estate inventories providing $94.4 million cash for the year ended December 31, 2019, compared to the use of $77.5 million during 2018, as a result of increased home deliveries and revenues.

•	Net cash used in investing activities was $22.5 million during the year ended December 31, 2019, compared to $20.9 million provided from investing activities during the same period in 2018. The decrease primarily related to the business acquisition of Pinnacle West in 2019, which resulted in cash used, net of cash acquired, totaling $23.6 million. In addition, during the year ended December 31, 2019 the cash provided from distributions from unconsolidated joint ventures was $1.7 million, compared to $17.1 million for the same period in 2018. This decrease related to the substantial closeout of the Boston Point joint venture, which closed the majority of its units and a retail space during 2018.

•	Net cash used by financing activities was $46.8 million during the year ended December 31, 2019, compared to $84.3 million net cash provided during the same period in 2018. The decrease in cash provided by financing activities is due to a net decrease in cash from notes and other debts payable, which was due to a higher amount of home deliveries and revenue relative to the amount of spending on land and construction costs. In addition, during 2019 we fully repaid the land bank financing arrangements, versus a minimal amount of net borrowings from land banking arrangements during 2018.

Off-Balance Sheet Arrangements

Option Contracts

In the ordinary course of business, we enter into land purchase contracts in order to procure lots for the construction of our homes. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements, including obtaining applicable property and development entitlements. The Company also utilizes option contracts with land sellers and others as a method of acquiring land in staged takedowns, to help manage the financial and market risk associated with land holdings, and to reduce the use of funds from financing sources. Option contracts generally require payment by the Company of a non-refundable deposit for the right to acquire lots over a specified period of time at pre-determined prices. The obligations with respect to purchase contracts and option contracts are generally limited to the forfeiture of the related non-refundable cash deposits. As of December 31, 2020, we had outstanding purchase contracts and option contracts totaling $257.6 million, and had $32.0 million of cash deposits pertaining to land option contracts.

The utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

Joint Ventures

As of December 31, 2020 and 2019, we held membership interests in two unconsolidated joint ventures related to homebuilding activities. One of the joint ventures has active homebuilding activities ongoing as of December 31, 2020 and the other is effectively closed out with only limited warranty activities.

As of December 31, 2020 and 2019, the unconsolidated joint ventures had $0.0 million and $21.0 million in outstanding debt, respectively. The unconsolidated joint venture loans are secured by the project’s assets and contain various representations, warranties and covenants that are customary for these types of agreements and are guaranteed by our majority shareholder Landsea Holdings Corporation. All loan covenants were met as of December 31, 2020.

Contractual Obligations

The contractual obligations as of December 31, 2020 were as follows:

	Payments due by Periods
	(dollars in thousands)
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt maturities (1)	$272,259	$19,542	$111,830	$140,887	$—
Operating leases (2)	7,421	1,601	3,021	2,037	762
Purchase obligations (3)	380,342	309,144	71,198	—	—
Total contractual obligations	$660,022	$330,287	$186,049	$142,924	$762
(1)	Principal payments in accordance with the LOC, LOC2, Project Debt, EB-5 notes payable, and other loans payable..
(2)	Operating lease obligations do not include payments to property owners covering common area maintenance charges.
(3)	Purchase obligations include open work orders of $122.7 million and $257.6 million of the remaining purchase price for all land option contracts (net of deposits) as of December 31, 2020.

We are subject to certain obligations associated with entering into contracts (including land option contracts) for the purchase, development, and sale of real estate in the routine conduct of business. Option contracts for the purchase of land enable the Company to defer acquiring portions of properties owned by third parties until we have determined whether to exercise our option, which may serve to reduce the financial risks associated with long-term land holdings. At December 31, 2020, we had $32.0 million of deposits, of which $1.0 million are refundable. We expect to acquire the majority of such land within the next 3 years. The Company’s performance, including the timing and amount of purchase, if any, on the remaining purchase and option contracts is subject to change.

Non-GAAP Financial Measures

We include certain non-GAAP financial measures, including adjusted home sales gross margin, EBITDA, adjusted EBITDA, net debt to net capital, and adjusted net income. These non-GAAP financial measures are presented to provide investors additional insights to facilitate the analysis of our results of operations. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of non-GAAP financial measures other companies may use with the same or similar names. This limits, to some extent, the usefulness of this information for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. This information should only be used to evaluate our financial results in conjunction with the corresponding GAAP information. Accordingly, we qualify our use of non-GAAP financial measures whenever non-GAAP financial measures are presented.

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2020	2019
	(dollars in thousands)
Total notes and other debts payable, net	$264,809	$189,964
Total equity	529,486	583,370
Total capital	$794,295	$773,334
Ratio of debt to capital	33.3%	24.6%

Total notes and other debts payable, net	$264,809	$189,964
Less: cash, cash equivalents and restricted cash	110,048	156,378
Net debt	154,761	33,586
Total equity	529,486	583,370
Net capital	$684,247	$616,956
Ratio of net debt to net capital	22.6%	5.4%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the years ended December 31, 2020, 2019, and 2018. EBITDA and Adjusted EBITDA are non-GAAP financial measures used in evaluating operating performance. We define EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, and (iii) depreciation and amortization. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to business combinations, and (viii) the impact of income or loss allocations from our unconsolidated joint ventures. We believe EBITDA and Adjusted EBITDA provide indicators of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe these measures are useful for comparing our core operating performance from period to period. Our presentation of EBITDA and Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net (loss) income	$(9,084)	$22,391	$36,706
(Benefit) provision for income taxes	(3,081)	6,159	4,613
Interest in cost of sales	37,926	40,393	16,299
Interest relieved to equity in net income (loss) of unconsolidated joint ventures	1,162	1,934	4,153
Interest expense	15	—	111
Depreciation and amortization expense	3,580	2,960	1,556
EBITDA	30,518	73,837	63,438
Inventory impairments	3,413	—	—
Purchase price accounting in cost of home sales	15,519	2,874	—
Transaction costs	1,031	1,220	—
Equity in net loss (income) of unconsolidated joint ventures, net of interest	15,256	5,967	(17,171)
Less: Imputed interest in cost of sales (1)	(776)	(10,024)	(4,324)
Adjusted EBITDA	$64,961	$73,874	$41,943
(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, and the impact from our unconsolidated joint ventures, and tax-effected using a normalized effective tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200	$29,184
Inventory impairments	3,413	—	—
Previously capitalized related party interest included in cost of sales	14,110	15,646	9,164
Equity in net loss (income) of unconsolidated joint ventures	16,418	7,901	(13,018)
Purchase price accounting for acquired inventory	15,519	2,874	—
Total adjustments	49,460	26,421	(3,854)
Tax-effected adjustments (1)	36,933	20,721	(2,775)
Adjusted net income (loss) attributable to Landsea Homes Incorporated	$27,982	$37,921	$26,409
(1)	For the years ended December 31, 2020, 2019 and 2018 our adjusted income tax expense is reflective of our effective income tax rate, excluding the effects from establishing or releasing a valuation allowance, applied to our adjusted pretax income (loss).

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Interest Rates

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. The Company’s primary exposure to market risk is interest rate risk associated with variable notes and credit facilities. Borrowings under various variable notes and credit facilities bear interest at a floating rate equal to the adjusted Prime rate or LIBOR plus an applicable margin between 0.75% to 6.50% per annum.

Inflation

The Company’s operations can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity during the spring, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to eight months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the third and fourth quarters, and the majority of cash receipts from home deliveries occurs during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.